Exhibit 99.1

For Immediate Release

Saia Reports Third Quarter Earnings Per Share of $0.56

Revenues were $278 million and earnings per share increased 87%

JOHNS CREEK, GA. – November 1, 2012 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering less-than-truckload, non-asset truckload, expedited and logistics services, today reported improved third quarter 2012 results on higher revenue, favorable pricing actions and operational efficiencies.

Third Quarter 2012 Compared to Third Quarter 2011 Results

•	Revenues were $278 million, an increase of 3.6 percent

•	Operating income increased 71 percent to $16.4 million compared to $9.6 million

•	Earnings per share were $0.56 vs. $0.30

•	Operating ratio was 94.1 vs. 96.4

•	Revenue per workday increased by 5.3 percent with one less workday in the third quarter of 2012

•	LTL tonnage per workday decreased by 1.6 percent

•	LTL yield was up 6.6 percent due to effective yield management and fuel surcharge revenue

“Saia’s 230 basis point improvement in our operating ratio for the quarter demonstrates continued effective execution across a number of key initiatives. Saia’s best-in-class service quality, strong yield results and focus on operational excellence were the primary drivers to our margin improvement. While recovery in the transportation market appears to be moderating, we continue to advance our value proposition through investments in quality and by providing consistent, superior customer service. Simultaneously, we remain committed to receiving fair compensation from all the shippers who value Saia’s service quality,” said Rick O’Dell, president and chief executive officer.

“Saia’s Quality Matters initiative resulted in improvements in every major quality metric. Our dedicated associates again delivered 98 percent on-time service and achieved a 36 percent reduction in cargo claims. Implementation of our industrial engineering projects and improved operating efficiencies have reduced our reliance on purchased transportation, increased fuel efficiency and enhanced customer service. The quarter did include higher costs from wage increases and depreciation due to investments in employees, equipment and technology to meet increasing customer and regulatory requirements,” continued O’Dell.

On July 2nd, Saia announced the acquisition of Robart Transportation, Inc. and its subsidiary (the Companies). The Companies, now rebranded as Saia TL Plus, Inc. and Saia Logistics Services, LLC., have provided customers with quality truckload, expedited and full service logistics solutions since 1981.

“The acquisition supports our strategic goal of diversifying our service portfolio providing further growth opportunities over time,” said O’Dell. “Expanded offerings combined with impressive execution on quality, yield management and optimization initiatives provide Saia with a clear course for long term profitable growth.”

Saia, Inc. Third Quarter 2012 Results

Year to Date 2012 Compared to Year to Date 2011 Results

•	Revenues were $834 million compared to $777 million in the prior year period, an increase of 7.3 percent

•	Operating income was $48.7 million compared to $22.0 million in the prior year period

•	Net income was $26.6 million compared to $8.9 million in the prior year period

•	Earnings per share were $1.61 compared to $0.55 in the prior year period

•	Operating ratio was 94.2 vs. 97.2 in the prior year period

Financial Position and Capital Expenditures

Total debt was $81.2 million at September 30, 2012. Net of the Company’s $0.8 million cash balance at quarter-end, net debt to total capital was 24.5 percent. This compares to total debt of $81.4 million and net debt to total capital of 26.5 percent in the prior year quarter.

Net capital expenditures for the first nine months of 2012 were $79.3 million. This compares to $51.8 million in the prior year period. The Company is planning net capital expenditures in 2012 of approximately $83.0 million. This expenditure level reflects the purchase of replacement tractors and trailers and the Company’s continued investment in technology.

Conference Call

The Company will hold a conference call to discuss these results today at 11:00 a.m. Eastern Time. This call will be webcast live via the Company web site at www.saia.com. To participate in the call, please dial 1-877-419-6603 or dial 719-325-4790 for international calls and use conference ID #8643130. Callers should dial in five minutes in advance of the conference call. A replay of the call will be available two hours after the completion of the call through November 7, 2012 at 2:00 p.m. Eastern Time. The replay is available by dialing 1-888-203-1112 or 719-457-0820.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. Saia LTL Freight operates 147 terminals in 34 states. With headquarters in Georgia, Saia employs 8,000 people. For more information on Saia, Inc. visit the Investor Relations section at www.saia.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Saia, Inc. Third Quarter 2012 Results

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; integration risks; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

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CONTACT:	Saia, Inc. Renée McKenzie, Treasurer RMcKenzie@Saia.com 678.542.3910

Saia, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$804	$1,317
Accounts receivable, net	124,822	107,436
Prepaid expenses and other	31,115	34,063

Total current assets	156,741	142,816

PROPERTY AND EQUIPMENT:
Cost	722,128	669,345
Less: accumulated depreciation	353,328	344,890

Net property and equipment	368,800	324,455

OTHER ASSETS	16,721	7,615

Total assets	$542,262	$474,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$52,442	$39,783
Wages and employees’ benefits	33,838	21,185
Other current liabilities	41,201	41,237
Current portion of long-term debt	22,143	22,143

Total current liabilities	149,624	124,348

OTHER LIABILITIES:
Long-term debt, less current portion	59,034	50,714
Deferred income taxes	52,822	51,289
Claims, insurance and other	32,503	29,234

Total other liabilities	144,359	131,237

STOCKHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	206,159	203,793
Deferred compensation trust	(2,229)	(2,199)
Retained earnings	44,333	17,691

Total stockholders’ equity	248,279	219,301

Total liabilities and stockholders’ equity	$542,262	$474,886

Saia, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Quarters and Nine Months Ended September 30, 2012 and 2011

(Amounts in thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2012	2011	2012	2011
OPERATING REVENUE	$278,024	$268,285	$834,252	$777,204

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	138,532	133,460	410,471	386,869
Purchased transportation	18,810	23,345	59,171	69,064
Fuel, operating expenses and supplies	76,461	75,510	233,212	221,637
Operating taxes and licenses	9,445	9,830	29,061	28,787
Claims and insurance	6,133	6,766	18,409	21,854
Depreciation and amortization	12,315	9,723	35,681	27,099
Operating (gains) loss, net	(88)	31	(409)	(72)

Total operating expenses	261,608	258,665	785,596	755,238

OPERATING INCOME	16,416	9,620	48,656	21,966

NONOPERATING EXPENSES:
Interest expense	1,941	2,194	6,100	8,147
Other, net	(44)	122	(142)	12

Nonoperating expenses, net	1,897	2,316	5,958	8,159

INCOME BEFORE INCOME TAXES	14,519	7,304	42,698	13,807
Income tax expense	5,263	2,475	16,056	4,907

NET INCOME	$9,256	$4,829	$26,642	$8,900

Average common shares outstanding—basic	15,900	15,800	15,873	15,786

Average common shares outstanding—diluted	16,575	16,160	16,529	16,145

Basic earnings per share	$0.58	$0.31	$1.68	$0.56

Diluted earnings per share	$0.56	$0.30	$1.61	$0.55

Saia, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2012 and 2011

(Amounts in thousands)

(Unaudited)

	Nine Months
	2012	2011
OPERATING ACTIVITIES:
Net cash provided by operating activities	$77,425	$34,653

Net cash provided by operating activities	77,425	34,653

INVESTING ACTIVITIES:
Acquisition of property and equipment	(81,888)	(52,309)
Proceeds from disposal of property and equipment	2,609	555
Acquisition of subsidiary, net of cash	(7,616)	—

Net cash used in investing activities	(86,895)	(51,754)

FINANCING ACTIVITIES:
Repayment of long-term debt	(11,071)	(8,571)
Borrowings of revolving credit agreement, net	19,391	—
Proceeds from stock option exercises	637	149

Net cash provided by (used in) financing activities	8,957	(8,422)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(513)	(25,523)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,317	29,045

CASH AND CASH EQUIVALENTS, END OF PERIOD	$804	$3,522

Saia, Inc. and Subsidiaries

Financial Information

For the Quarters Ended September 30, 2012 and 2011

(Unaudited)

					Third Quarter
		Third Quarter		%	Amount/Workday		%
		2012	2011	Change	2012	2011	Change
Workdays					63	64

Operating ratio		94.1%	96.4%

Tonnage (1)	LTL	918	947	(3.1)	14.57	14.80	(1.6)
	TL	176	180	(2.2)	2.79	2.81	(0.6)

Shipments (1)	LTL	1,574	1,670	(5.8)	24.98	26.09	(4.3)
	TL	25	26	(1.5)	0.40	0.40	0.1

Revenue/cwt. (2)	LTL	$14.00	$13.14	6.6
	TL	$5.71	$5.42	5.3

Revenue/shipment (2)	LTL	$163.32	$149.04	9.6
	TL	$793.48	$758.55	4.6

Pounds/shipment	LTL	1,167	1,135	2.8
	TL	13,896	13,992	(0.7)

Length of Haul		727	732	(0.7)

(1)	In thousands
(2)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company's Revenue Recognition Policy and other revenue.